Exhibit 99.1

Contact:	David Taylor Chief Financial Officer (336) 335-7668 Robert Bannon Director, Investor Relations (336) 335-7665
LORILLARD, INC. ELECTS MURRAY S. KESSLER PRESIDENT AND
CHIEF EXECUTIVE OFFICER SUCCEEDING MARTIN L. ORLOWSKY
GREENSBORO, NC, August 12, 2010—Lorillard, Inc. (NYSE:LO) announced today that its Board of Directors has elected Murray S. Kessler as President and Chief Executive Officer, effective September 13, 2010, succeeding Martin L. Orlowsky, current Chairman, President and Chief Executive Officer. Mr. Kessler also was elected to serve as a member of the Board of Directors of the Company, effective September 13, 2010.
In addition, Mr. Orlowsky announced his intention to retire as Chairman of the Board and a director, effective December 31, 2010. The Board of Directors has entered into a consulting agreement with Mr. Orlowsky to provide ongoing advice to the Company for a period of two years following his retirement.
“It has been a privilege to serve as Lorillard’s President and Chief Executive Officer for the past eleven years. I have enjoyed working with the Board of Directors, leadership team and dedicated employees to build a successful business and oversee its transition as a public company,” said Mr. Orlowsky. “With his qualifications and proven track record at UST, Inc., Murray is well positioned to continue to build on Lorillard’s success. I look forward to assisting with his transition over the next few months.”
Speaking on behalf of Lorillard’s Board of Directors, Lead Independent Director Richard Roedel said, “On behalf of the Board, I want to take this opportunity to thank Marty for his leadership, vision and commitment to Lorillard. For the past year, the Board of Directors has searched for a Chief Executive Officer with the industry and leadership experience to succeed Marty. Murray’s outstanding background and significant experience in the tobacco industry make us confident that he is the right choice to successfully lead Lorillard going forward.”
Commenting on his new appointment, Mr. Kessler said, “Thanks to Marty and his strong leadership team, Lorillard has outperformed the tobacco industry in almost every key measure. I am honored to join the leadership team of this great company, its dedicated employees and passionate Board of Directors. I am confident that together we will build upon the Company’s strategy of responsibly winning in the marketplace and, as a result, grow shareholder value. I look forward to working with Marty to ensure a smooth transition.”
Mr. Kessler, 51, joins Lorillard most recently from Altria Group, Inc. (“Altria”), where he served as Vice Chair of Altria and President and Chief Executive Officer of UST LLC, a wholly owned subsidiary. Mr. Kessler held this position from January 2009 through June 2009, the six months following the acquisition of UST, Inc. (“UST”) by Altria. Prior to 2009, Mr. Kessler had served as Chairman of the Board of UST, the principal businesses of which included U.S. Smokeless Tobacco Company (“USSTC”) and Ste. Michelle Wine Estates, since January 2008 and President and Chief Executive Officer of UST since January 2007. He was President and Chief Operating Officer from November 2005 to December 2006 and was President of USSTC from April 2000 through October 2005. During his tenure at UST, the company experienced tremendous growth including an increase in enterprise value from $3 billion to $12 billion. Prior to joining UST, Mr. Kessler had over 18 years of consumer packaged goods experience with companies, including Campbell Soup and Clorox.
Mr. Kessler earned a Bachelor of Science in Business Administration from Villanova University and an M.B.A. in marketing and finance from New York University’s Stern School.

About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 41 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.